Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Return to Profitability in First Quarter 2012

St. Louis, Missouri, April 27, 2012.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced earnings of $6.9 million for the three months ended March 31, 2012 as compared to a net loss of $15.9 million for the three months ended December 31, 2011 and a net loss of $6.1 million for the three months ended March 31, 2011. First Bank recorded earnings of $10.8 million for the three months ended March 31, 2012 as compared to a net loss of $12.3 million for the three months ended December 31, 2011 and a net loss of $3.0 million for the three months ended March 31, 2011.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “The first quarter of 2012 represents our first profitable quarter since the beginning of the distressed credit cycle and is reflective of the significant progress we have made successfully implementing the action items in our Profit Improvement and Asset Quality Improvement Plans. We are pleased with our financial results and are focused on maintaining our positive momentum throughout the remainder of 2012.”

Key Points for the Quarter:

•
Reduced the provision for loan losses to $2.0 million for the first quarter of 2012 as compared to $17.0 million for the fourth quarter of 2011 and $10.0 million for first quarter of 2011. The Company also reduced its overall level of nonperforming assets by $47.1 million, or 13.5%, as compared to December 31, 2011. Certain asset quality results as of or for the quarterly periods are summarized in the following table:

	March 31,	December 31,	March 31,
	2012	2011	2011
	(dollars expressed in thousands)

Provision for loan losses	$2,000	17,000	10,000
Nonaccrual loans	185,122	220,251	382,006
Performing troubled debt restructurings	131,531	126,442	89,712
Other real estate and repossessed assets	117,927	129,896	126,625
Potential problem loans	205,527	233,471	361,522
Net loan charge-offs	9,362	37,014	27,060
Allowance for loan losses as a percent of loans, net of deferred loan fees	4.13%	4.19	4.44

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting continued and consistent improvement in each of the regulatory capital ratios, including an increase in First Bank’s Total Capital Ratio to 15.63% at March 31, 2012 from 14.98% at December 31, 2011. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	March 31,	December 31,	March 31,
	2012	2011	2011
First Bank:
Total Capital Ratio	15.63%	14.98%	13.78%
Tier 1 Ratio	14.35	13.70	12.49
Leverage Ratio	8.54	8.19	7.89

First Banks, Inc.:
Total Capital Ratio	2.09	1.88	4.29
Tier 1 Ratio	1.04	0.94	2.14
Leverage Ratio	0.62	0.56	1.35

•
Reduced noninterest expense to $52.1 million for the first quarter of 2012 as compared to $61.4 million for the fourth quarter of 2011 and $59.2 million for the first quarter of 2011, reflecting the successful completion of action items in our Profit Improvement Plan and reduced levels of expenses related to problem loans and other real estate.

Mr. McCarthy continued, “Our return to profitability during the first quarter of 2012 marks a significant positive turning point for us. Our key objectives for the remainder of 2012 are focused on maintaining quarterly profitability, continuing to reduce nonperforming and potential problem loan levels and strengthening the capital levels of both the holding company and First Bank.”

Net Interest Income:

•
The net interest margin was 2.86% for the first quarter of 2012, in comparison to 2.89% for the fourth quarter of 2011 and 2.90% for the first quarter of 2011. The net interest margin continues to be impacted by the change in the mix of our interest-earning assets, which have shifted from loans to cash and cash equivalents and investment securities.

•
The average yield on loans was 4.79% for the first quarter of 2012, in comparison to 4.83% for the fourth quarter of 2011 and 4.95% for the first quarter of 2011. Loan yields continue to be adversely impacted by low prime and LIBOR interest rates and highly competitive market conditions.

•	The average yield on investment securities was 2.17% for the first quarter of 2012, in comparison to 2.17% for the fourth quarter of 2011 and 2.21% for the first quarter of 2011.

•
The average cost of interest-bearing deposits was 0.43% for the first quarter of 2012, in comparison to 0.52% for the fourth quarter of 2011 and 0.81% for the first quarter of 2011, and reflects the continued re-pricing of money market relationships and certificates of deposit to current market interest rates upon maturity.

Provision for Loan Losses:

•
The provision for loan losses was $2.0 million for the first quarter of 2012, in comparison to $17.0 million for the fourth quarter of 2011 and $10.0 million for the first quarter of 2011. The decrease in the provision for loan losses for the first quarter of 2012, as compared to the fourth quarter of 2011, was primarily attributable to the decrease in the overall level of nonaccrual loans and potential problem loans, lower net charge-offs and less severe asset quality migration, partially resulting from an ongoing decline in construction and non-owner occupied commercial real estate loans.

•	Net loan charge-offs were $9.4 million for the first quarter of 2012, compared to $37.0 million for the fourth quarter of 2011 and $27.1 million for the first quarter of 2011.

•
Nonaccrual loans decreased $35.1 million during the first quarter of 2012 to $185.1 million at March 31, 2012 compared to $220.3 million at December 31, 2011 and $382.0 million at March 31, 2011, representing a 51.5% decrease in nonaccrual loans year-over-year. Nonaccrual loans have been reduced by $506.0 million, or 73.2%, from their peak level of $691.1 million at December 31, 2009. The reduction in nonaccrual loans is reflective of continued progress regarding the implementation of the Company’s initiatives included in its Asset Quality Improvement Plan, such as sales and other actions designed to decrease the overall balance of nonaccrual and other potential problem loans and assets.

Noninterest Income:

•	Noninterest income was $17.2 million for the first quarter of 2012, in comparison to $16.0 million for the fourth quarter of 2011 and $14.4 million for the first quarter of 2011.

•
The gain on sale of loans was $2.4 million, $1.2 million and $386,000 for the first quarter of 2012, the fourth quarter of 2011 and the first quarter of 2011, respectively, primarily reflecting an increase in loan origination volume in our mortgage division during the first quarter of 2012.

Noninterest Expense:

•
Noninterest expense was $52.1 million for the first quarter of 2012 compared to $61.4 million for the fourth quarter of 2011 and $59.2 million for the first quarter of 2011. The decrease in noninterest expense is primarily reflective of a lower level of expenses related to nonperforming assets and potential problem loans and the implementation of certain measures intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

•
Write-downs and expenses on other real estate properties and repossessed assets were $3.6 million, $10.0 million and $4.9 million for the first quarter of 2012, the fourth quarter of 2011 and the first quarter of 2011, respectively, reflecting improvement in reducing the overall level of other real estate properties and related expenses associated with such properties.

Provision for Income Taxes

•
The Company recorded a provision for income taxes of $95,000 for the first quarter of 2012, compared to $803,000 for the fourth quarter of 2011 and $52,000 for the first quarter of 2011. The Company maintains a full valuation allowance against its net deferred tax assets.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $499.4 million at March 31, 2012 compared to $474.2 million at December 31, 2011 and $955.3 million at March 31, 2011. The increase in cash and cash equivalents of $25.2 million during the first quarter of 2012 primarily resulted from an increase in deposits of $59.0 million and a net decrease in loans of $127.9 million, partially offset by an increase in the investment securities portfolio of $179.8 million.

•	Cash, cash equivalents and unpledged securities were $2.92 billion and comprised 43.8% of total assets at March 31, 2012, compared to $2.72 billion and 41.1% of total assets at December 31, 2011.

Investment Securities:

•
Investment securities increased to $2.65 billion at March 31, 2012 from $2.47 billion at December 31, 2011 and $1.75 billion at March 31, 2011. The Company is continuing to utilize a portion of its higher level of cash and cash equivalents balances to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of deferred loan fees, decreased to $3.16 billion at March 31, 2012 from $3.28 billion at December 31, 2011 and $4.14 billion at March 31, 2011. The reduction in loan balances of $127.9 million during the first quarter of 2012 reflects expected customer payments and other activity such as foreclosures and charge-offs. The Company will continue to focus on loan growth initiatives throughout the remainder of 2012 to partially offset the impact of the decrease in nonaccrual, potential problem and other loan relationships in future periods.

•	The Company’s loan-to-deposit ratio was 53.89% at March 31, 2012, as compared to 56.65% at December 31, 2011 and 65.21% at March 31, 2011.

Total Assets:

•
Total assets were $6.68 billion at March 31, 2012 as compared to $6.61 billion at December 31, 2011 and $7.21 billion at March 31, 2011. The increase in total assets during the first quarter of 2012 is reflective of an increase in cash and cash equivalents and the investment securities portfolio, partially offset by a decrease in the loan portfolio.

Deposits:

•
Deposits were $5.86 billion at March 31, 2012, in comparison to $5.80 billion at December 31, 2011 and $6.35 billion at March 31, 2011. The increase in deposits of $59.0 million during the first quarter of 2012 is reflective of an increase in demand and savings deposits, partially offset by the Company’s efforts to exit certain certificate of deposit and money market relationships and reduce deposit costs.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Interest income	$52,341	55,429	62,776
Interest expense	8,569	9,533	13,952
Net interest income	43,772	45,896	48,824
Provision for loan losses	2,000	17,000	10,000
Net interest income after provision for loan losses	41,772	28,896	38,824
Noninterest income	17,219	16,006	14,386
Noninterest expense	52,058	61,398	59,241
Income (loss) before provision for income taxes	6,933	(16,496)	(6,031)
Provision for income taxes	95	803	52
Net income (loss)	6,838	(17,299)	(6,083)
Less: net (loss) income attributable to noncontrolling interest in subsidiary	(60)	(1,420)	65
Net income (loss) attributable to First Banks, Inc.	$6,898	(15,879)	(6,148)

Basic and diluted earnings (loss) per common share	$58.63	(901.04)	(481.41)

SELECTED FINANCIAL DATA

	March 31,	December 31,	March 31,
	2012	2011	2011

Total assets	$6,678,238	6,608,913	7,209,396
Cash and cash equivalents	499,361	474,158	955,282
Investment securities	2,650,537	2,470,704	1,749,307
Loans, net of deferred loan fees	3,156,413	3,284,279	4,142,639
Allowance for loan losses	130,348	137,710	183,973
Goodwill and other intangible assets	125,967	125,967	130,313
Deposits	5,856,718	5,797,704	6,353,005
Other borrowings	37,877	51,182	39,404
Subordinated debentures	354,076	354,057	354,000
Stockholders’ equity	275,732	263,671	299,972
Nonperforming assets	303,049	350,147	508,631

SELECTED FINANCIAL RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Net interest margin	2.86%	2.89%	2.90%
Yield on loans	4.79	4.83	4.95
Cost of interest-bearing deposits	0.43	0.52	0.81
Loan-to-deposit ratio	53.89	56.65	65.21

Florida Transaction:

We previously entered into a Branch Purchase and Assumption Agreement (“Agreement”) to sell certain assets and liabilities associated with First Bank’s 19 retail branches in our Florida Region. The Agreement was subject to several closing conditions. The potential buyer failed to meet certain conditions and First Bank exercised its right to terminate the Agreement. Under the terms of the Agreement, First Bank received an escrow deposit from the potential buyer upon the termination of the Agreement that was more than sufficient to offset First Bank’s expenses associated with the proposed transaction. We are considering our options with respect to the Florida Region based on this recent development.

About First Banks, Inc.

The Company had assets of $6.68 billion at March 31, 2012 and currently operates 147 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Quarterly Report on Form 10-Q as of and for the quarter ended March 31, 2012 upon filing with the SEC in May 2012.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company’s loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.